Exhibit 3.1

BLUEROCK RESIDENTIAL GROWTH REIT, Inc.

ARTICLES OF AMENDMENT

Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 2(g) of the Articles Supplementary, dated February 26, 2016 (the “Articles Supplementary”), classifying and designating 150,000 shares of Series B Redeemable Preferred Stock, $0.01 par value per share, of the Corporation (“Series B Preferred Stock”), in its entirety and inserting in lieu thereof a new Section 2(g) to read as follows:

(g)        “Closing Price” shall mean, for any Trading Day, the reported closing price of a share of the Class A Common Stock on the NYSE American for such Trading Day or, if there is no closing price for a share of the Class A Common Stock for the Trading Day in question, the closing price for a share of the Class A Common Stock on the last preceding Trading Day for which a quotation exists. If, on any given date, the Common Stock is not listed for trading on the NYSE American, then the Closing Price shall be the closing price of a share of the Class A Common Stock on such other exchange on which the Class A Common Stock is listed for trading for such date (or, if there is no closing price for a share of the Class A Common Stock on the date in question, the closing price for a share of the Class A Common Stock on the last preceding date for which such quotation exists) or, if the Class A Common Stock is not listed on any exchange, the market value of one share of Class A Common Stock on such Trading Day as determined by the Board using any commercially reasonable method.

SECOND: The Charter is hereby amended by deleting existing Section 4(a) of the Articles Supplementary in its entirety and inserting in lieu thereof a new Section 4(a) to read as follows:

(a)       Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to priority of dividend payments, holders of shares of the Series B Preferred Stock are entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends. From the date of original issue of the Series B Preferred Stock (the “Original Issue Date”) or the date of issue of any Series B Preferred Stock issued after the Original Issue Date (each, an “Issue Date”), the Corporation shall pay cumulative cash dividends on the Series B Preferred Stock at the rate of 6.0% per annum of the Stated Value. Dividends on the Series B Preferred Stock shall accrue and be cumulative from (and including) the date of issuance or the end of the most recent Dividend Period (as defined below) for which dividends on the Series B Preferred Stock have been paid and shall be payable monthly in arrears on the fifth day of each month or, if such date is not a Business Day (as defined below), on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”), provided, however, that any such dividend may vary among holders of Series B Preferred Stock and may be prorated with respect to any shares of Series B Preferred Stock that were outstanding less than the total number of days in the Dividend Period immediately preceding the applicable Dividend Payment Date, with the amount of any such prorated dividend being computed on the basis of the actual number of days in such Dividend Period during which such shares of Series B Preferred Stock were outstanding. A “Dividend Period” is the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series B Preferred Stock shall be redeemed or otherwise acquired by the Corporation). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any dividend payable on the Series B Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 25th day of the month preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

THIRD: The Charter is hereby amended by deleting existing Section 6(b) of the Articles Supplementary in its entirety and inserting in lieu thereof a new Section 6(b) to read as follows:

(b)       The Corporation has the right, in its sole discretion, to pay the Holder Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated based on the Closing Price of the Class A Common Stock for the single Trading Day prior to the Holder Redemption Date.

FOURTH: The Charter is hereby amended by deleting the last sentence of existing Section 7(b) of the Articles Supplementary in its entirety and inserting in lieu thereof a new sentence to read as follows:

The Corporation has the right, in its sole discretion, to pay the Corporation Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated based on the Closing Price of the Class A Common Stock for the single Trading Day prior to the Redemption Date.

FIFTH: The Charter is hereby amended by deleting the first sentence of existing Section 7(d) of the Articles Supplementary in its entirety and inserting in lieu thereof a new sentence to read as follows:

Notice of redemption pursuant to the Corporation Redemption Right shall be mailed by the Corporation, postage prepaid, no fewer than 14 days prior to the Corporation Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent.

SIXTH: The Charter is hereby amended by deleting existing Section 8(b) of the Articles Supplementary in its entirety and inserting in lieu thereof a new Section 8(b) to read as follows:

(b)       The Corporation has the right, in its sole discretion, to pay the Estate Redemption Price in cash or in equal value of shares of Class A Common Stock, calculated on the Closing Price of the Class A Common Stock for the single Trading Day prior to the Redemption Date.

SEVENTH: The Charter is hereby amended by deleting existing Section 9(a) of the Articles Supplementary in its entirety and inserting in lieu thereof a new Section 9(a) to read as follows:

(a)       If a Change of Control occurs at any time the Series B Preferred Stock is outstanding, the Corporation shall redeem for cash all shares of Series B Preferred Stock issued and outstanding, on a date (the “Change of Control Redemption Date”) specified by the Corporation that can be no later than 60 calendar days after the first date on which such Change of Control occurred, at a redemption price equal to 100% of the Stated Value per share, plus an amount equal to all accrued but unpaid dividends thereon (whether or not authorized or declared) to and including the Change of Control Redemption Date (such price, the “Change of Control Redemption Price”); provided, however, if the assets of the Corporation legally available for redemption of the Series B Preferred Stock pursuant to this Section 9 are insufficient to pay in full the Change of Control Redemption Price for all issued and outstanding shares of Series B Preferred Stock, then such portion of the Change of Control Redemption Price as would not be legally available shall be paid in shares of Class A Common Stock to holders of Series B Preferred Stock on a pro rata basis, based on the Closing Price of the Class A Common Stock for the single Trading Day prior to the Change of Control Redemption Date.

EIGHTH: The Charter is hereby amended by deleting the first sentence of existing Section 9(b) of the Articles Supplementary in its entirety and inserting in lieu thereof a new sentence to read as follows:

Notice of redemption pursuant to a Change of Control (the “Change of Control Redemption Notice”) shall be mailed by the Corporation, postage prepaid, no fewer than 14 days prior to the Change of Control Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent.

NINTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

TENTH: The amendments to the Charter as set forth above have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

ELEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Legal Officer and Secretary on this 28th day of October, 2019.

ATTEST:	BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ Michael L. Konig	By:	/s/ R. Ramin Kamfar	(SEAL)
Name: Michael L. Konig		Name: R. Ramin Kamfar
Title: Chief Legal Officer and Secretary		Title: Chief Executive Officer